Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 Nos. 333-98211) pertaining to the Oceaneering International, Inc. Retirement Investment Plan

(2)	Registration Statement (Form S-8 Nos. 333-124947) pertaining to the 2005 Incentive Plan of Oceaneering International, Inc., and

(3)	Registration Statement (Form S-8 Nos. 333-166612) pertaining to the 2010 Incentive Plan of Oceaneering International, Inc.

of our reports dated February 24, 2011, with respect to the consolidated financial statements of Oceaneering International, Inc. and the effectiveness of internal control over financial reporting of Oceaneering International, Inc. included in this Annual Report (Form-10K) of Oceaneering International, Inc for the year ended December 31, 2010.

/S/ ERNST & YOUNG LLP

Houston, Texas

February 25, 2011